Exhibit 5.4
June 5, 2009
Telesat Canada, Telesat LLC and Telesat (IOM) Limited
c/o Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York
NY 10103-0001
United States
Dear Ladies and Gentlemen:
TELESAT (IOM) LIMITED REGISTERED OFFICE: GROUND FLOOR, WEST SUITE, EXCHANGE HOUSE, 54-58 ATHOL STREET, DOUGLAS, ISLE OF MAN IM1 1JD
1. Your request for a Manx legal opinion
We have been asked to give a legal opinion, as Isle of Man advocates for TELESAT (IOM) LIMITED (referred to herein as the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) which we are instructed will be filed by Telesat Canada, as issuer, Telesat LLC, as co-issuer, and certain guarantors, including the Company, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to:
(i) the issue by Telesat Canada and Telesat LLC, as co-issuer, of up to US$692,825,000 aggregate principal amount of 11% Senior Notes due 2015 (collectively, the “Senior Notes”);
(ii) the issue by Telesat Canada and Telesat LLC, as co-issuer, of up to $217,175,000 aggregate principal amount of 12.5% Senior Subordinated Notes due 2017 (collectively, the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”);
(iii) the issue by the Company of a guarantee (the “Senior Note Guarantee”), along with the issue by certain other guarantors of guarantees, with respect to the Senior Notes; and
(iv) the issue by the Company of a guarantee (the “Senior Subordinated Note Guarantee”), along with the issue by certain other guarantors of guarantees, with respect to the Senior Subordinated Notes.

Advocates & Notaries | 5th Floor | Anglo International House
Bank Hill | North Quay | Douglas | Isle of Man | IM1 4QE

[t] +44 (0)1624 623919 | [f] +44 (0)1624 620230
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A list of partners is available for inspection at the above address.

2. Your instructions as to the facts relating to the matters on which we are to opine
We are instructed that:
2.1.      the Senior Notes and the Senior Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Indenture”, a copy of which is attached at Divider 1), dated as of June 30, 2008, among Telesat Canada, as issuer, Telesat LLC, as co-issuer, certain guarantors, including the Company, and The Bank of New York, as trustee (the “Trustee”), governing the Senior Notes;
2.2      the Senior Subordinated Notes and the Senior Subordinated Note Guarantee will be issued under and pursuant to the Indenture (the “Senior Subordinated Indenture”, a copy of which is attached at Divider 2, and, together with the Senior Indenture, the “Indentures”), dated as of June 30, 2008, among Telesat Canada, as issuer, Telesat LLC, as co-issuer, certain guarantors, including the Company, and the Trustee, governing the Senior Subordinated Notes;
2.3      the Senior Notes are being offered in exchange for the unregistered Senior Notes due 2015 of Telesat Canada and Telesat LLC, as co-issuer, and the Senior Subordinated Notes are being offered in exchange for the unregistered Senior Subordinated Notes due 2017 of Telesat Canada and Telesat LLC, as co-issuer; and
2.4      when issued, the Senior Notes will be unconditionally guaranteed on an unsecured, senior basis by the Company, among others, and that, when issued, the Senior Subordinated Notes will be unconditionally guaranteed on an unsecured, senior subordinated basis by the Company, among others.  The Senior Note Guarantee is described and included in the Senior Indenture and the Senior Subordinated Note Guarantee is described and included in the Senior Subordinated Indenture.
3. The documents we have examined for the purposes of our opinion
As Manx advocates giving this opinion to the Company and the other addressees hereof, we have examined copies of the following documents being those we deem necessary or advisable to examine as a basis for the opinions expressed below:
3.1 Registration Documents
We have examined and relied upon the same as being factually correct:
(1)	the Registration Statement in unexecuted form as appears at Divider 3, and;

(2)	the Indentures in executed form.

3.2 Corporate Documents
We have examined and relied upon the same as being factually correct the documents representing the records of the Company available on the Isle of Man Financial Supervision Commission Companies Register public viewing system relevant to the Company as at 27 May 2009 (the copies attached hereto having, with the exception of (8) being printed out in June 2008 but which remain unchanged from that date) being:
(1)	Certificate of Re-registration under the Companies Act 2006 as Loral Skynet (IOM) Limited on 28 September 2007, a copy of which is attached hereto at Divider 4;

(2)	Application for Re-registration under the Companies Act 2006 date 21 September 2007, a copy of which is attached hereto at Divider 5;

(3)	Certificate of Change of Name from Loral Skynet (IOM) Limited to Telesat (IOM) Limited dated 1 November 2007, a copy of which is attached hereto at Divider 6;

(4)	Application for change of Name from Loral Skynet (IOM) Limited to Telesat (IOM) Limited dated 1 November 2007, a copy of which is attached hereto at Divider 7;

(5)
Copy Telesat (IOM) Limited member’s resolution dated 10 September 2007 approving the re-registration of the company under the Companies Act 2006 and adopting a new Memorandum and Articles of Association, a copy of which is attached hereto at Divider 8;

(6)	the Memorandum of Association of the Company filed upon such re-registration as per (5) above, a copy of which is attached hereto at Divider 9;

(7)	the Articles of Association of the Company filed upon such re-registration as per (5) above, a copy of which is attached at Divider 10; and

(8)	the Annual Return for the Company filed on 24 July 2008, a copy of which is attached at Divider 11.
3.3 Registered Agent’s Certificates
We have examined and relied upon the same being factually correct:
(1)
a Registered Agent’s Certificate signed by the Registered Agent of the Company before a notary on 27 June 2008 in connection with the signature of the Indentures a copy of which is attached hereto at Divider 12; and

(2)	a Registered Agent’s Certificate signed on 18 May 2009 confirming that the information in 2. above remains true and correct, a copy of which is attached hereto at Divider 13.
3.4 Corporate Authorities
We have examined and relied upon the same as being factually correct:
(1)	a copy of the minutes of a meeting of the board of directors of the Company on 16 June 2008 (the “Board Minutes”), a copy of which is attached hereto at Divider 14; and

(2)
a copy record of the decisions of the sole member of the Company dated 11 June 2008 (the “Member Resolution” and together with the Board Minutes, the “Corporate Authorities”), a copy of which is attached hereto at Divider 15; and

(3)
a copy of a letter from the Chief Financial Officer of Skynet Satellite Corporation to the Company dated 11 June 2008 confirming that the Company would pass applicable Isle of Man statutory solvency requirements after entering into the Note Documents.  A copy of the letter is attached at Divider 16.

4. Assumptions
For the purposes of this legal opinion we have assumed:
the capacity, power and authority of all parties other than the Company to enter into and perform their respective obligations under the Indentures;
the due execution and delivery of the Indentures, by the parties thereto other than the Company;
that there are no provisions of the laws of any jurisdiction outside the Isle of Man which would be contravened by the execution and delivery of the Indentures such as to render them ineffective at law;
that, in so far as any obligations under the Indentures fail to be performed in any jurisdiction outside the Isle of Man, their performance will be legal valid and binding by virtue of and effective in accordance with the laws of that jurisdiction;
that the Indentures will be valid, binding and enforceable under the laws by which they are expressed to be governed where such law is not Manx law;
the genuineness and authenticity of all signatures the authenticity and completeness of the documents submitted to us as originals and the conformity to the original documents produced to us as copies and the authenticity and completeness of the originals from which such copies were taken;
the Company has not passed any special resolution restricting the powers of its directors which is not on record with the Isle of Man Financial Supervision Commission available for public inspection;
that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and
the completeness and accuracy of all statements of fact set forth in the certificates of the Registered Agent of the Company.
The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete in every particular.  That we have made an assumption in this Opinion does not imply that we have made any enquiry to verify any assumption.  No assumption specified above is limited by reference to any other assumption.
5. Our enquiry as to the existence of the Company
For the purposes of the opinion expressed in sub-paragraph 6.1 below, we have relied solely on:
(1)
verbal confirmation from the Isle of Man Financial Supervision Commission in response to our telephone enquiry of 27 May 2009 to the effect that there have been no changes in the registered information regarding the Company since (5) below was issued;

(2)	a search of the Isle of Man Financial Supervision Commission web-site Company Search facility on 27 May 2009;

(3)	the Registered Agent’s certificates referred to at 3.3 (1) and (2) above.

(4)	a copy of the last Annual Return filed by the Company with the Isle of Man Financial Supervision Commission on 24 July 2008 (see Divider 17).

(5)	a Certificate of Good Standing issued by the Isle of Man Financial Supervision Commission and dated 18 May 2008 (see Divider 18).
6. Our opinion
Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

6.1	The Company is existing under the laws of the Isle of Man.

6.2
The execution and delivery by the Company of the Indentures as a Guarantor only and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and each of the Indentures has been duly executed and delivered (to the extent such delivery is governed by Manx law) by the Company as a Guarantor only.

6.3	The Senior Note Guarantee has been duly authorized by the Company.

6.4	The Senior Subordinated Note Guarantee has been duly authorized by the Company.
7. Reservations
Our opinion is given subject to the following reservations:
(1)
We express no opinion on any other document ancillary to the Indentures or the Senior Note Guarantee or the Senior Subordinated Note Guarantee nor as to any individual transaction governed by or entered into pursuant to any other document.

(2)
This opinion is limited to matters of Isle of Man law and we express no opinion with respect to the laws of any other jurisdiction and, save as herein expressly stated, we are not able to express any opinion as to any other associated security documents or the transactions proposed or any aspect of the same.

(3)	This opinion does not extend to the Tax, Revenue, National Insurance, Value Added Tax, or equivalent obligations or liability of the Company or its directors or officers in any jurisdiction.

(4)	This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

(5)
The power and obligations of and the rights in relation to the Company as are contained in any act, code, decree, regulation, order or other law, may be extinguished, varied or modified at any time by Tynwald (the parliament of the Isle of Man) or by any other competent authority.  Consequently, subject to the matters specifically dealt with in this Opinion, we are unable to express any opinion which may relate to the future but are not aware of any anticipated or pending extinguishment, variation or modification by Tynwald or any other competent authority which would affect our Opinion.

(6) Where cross-border or international transactions are concerned, we have not considered and this opinion does not extend to, the effect of any United Nations or other international sanctions or embargoes which, when applied in the Isle of Man or elsewhere, may effect the validity of the matters referred to in this opinion.
8. Limitation of our liability and limitation of benefit of this Opinion
The liability of Cough Advocates in giving this opinion is hereby specifically limited to the maximum level of our Professional Indemnity Insurance in place at the time of notification of any claim in relation to or arising from this Opinion.
The opinions expressed above are rendered solely for the benefit of the addressees in connection with the transactions herein described and may not be used or relied upon by you for any other purpose or used or relied upon by any other person for any purpose whatsoever without our prior written consent except that copies of this opinion letter may be furnished to your counsel Orrick, Herrington & Sutcliffe LLP, which may rely upon the opinions set forth herein as though addressed to it.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.
Yours faithfully
/s/ E Paul Kerruish
E Paul Kerruish
GOUGH ADVOCATES